Exhibit 99.1

July 31, 2019

SRC Energy Inc. Reports Second Quarter 2019 Financial Results

Denver--(GlobeNewswire - 7/31/2019) -- SRC Energy Inc. (NYSE American: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial results for the three and six months ended June 30, 2019.

Second Quarter 2019 Highlights

•	Revenues were $162.6 million and $352.1 million for the three and six months ended June 30, 2019, respectively

•	Net income was $54.5 million or $0.22 per diluted share and $104.2 million or $0.43 per diluted share for the three and six months ended June 30, 2019, respectively

•
Adjusted EBITDA was $127.9 million and $287.5 million for the three and six months ended June 30, 2019, respectively (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	Drilling and completion capital expenditures of $91 million and $201 million for the three and six months ended June 30, 2019, respectively, were funded from EBITDA

•	Reduced the balance outstanding on SRC's revolving credit facility by $30 million

Second Quarter 2019 Financial Results
The following table presents certain per unit metrics that compare results of the corresponding reporting periods:

	Three Months Ended					Six Months Ended
Net Volumes	6/30/2019	3/31/2019	% Chg.	6/30/2018	% Chg.	6/30/2019	6/30/2018	% Chg.
Crude Oil (MBbls)	2,441	2,967	(18)%	1,846	32%	5,408	3,887	39%
NGL (MBbls)	1,111	1,054	5%	992	12%	2,165	1,750	24%
Natural Gas (MMcf)	11,905	11,391	5%	8,987	32%	23,296	16,706	39%
Sales Volumes: (MBOE)	5,536	5,919	(6)%	4,336	28%	11,455	8,422	36%
Average Daily Volumes
Daily Production (BOE)	60,833	65,771	(8)%	47,646	28%	63,288	46,528	36%
Product Price Received
Crude Oil ($/Bbl) (1)	$52.75	$48.33	9%	$61.22	(14)%	$50.32	$58.48	(14)%
Natural Gas Liquids ($/Bbl)	$9.39	$12.59	(25)%	$17.65	(47)%	10.95	18.30	(40)%
Natural Gas ($/Mcf) (1)	$1.58	$2.52	(37)%	$1.64	(4)%	$2.04	$1.87	9%
Avg. Sales Price ($/BOE) (1)	$28.53	$31.32	(9)%	$33.50	(15)%	$29.97	$34.50	(13)%
Per Unit Cost Information ($/BOE)
Lease Operating Expense	$2.39	$2.93	(18)%	$2.68	(11)%	$2.67	$2.31	16%
Production Tax	$2.38	$1.20	98%	$3.47	(31)%	$1.77	$3.38	(48)%
DD&A Expense	$10.48	$10.29	2%	$9.66	8%	$10.38	$9.38	11%
Net G&A Expense (2)	$1.67	$1.60	4%	$2.17	(23)%	$1.64	$2.26	(27)%
Gross G&A Expense (3)	$2.30	$2.22	4%	$2.93	(22)%	$2.26	$3.02	(25)%
(1) - Includes transportation and gathering expense (2) - Net of capitalized portion (3) - Gross of capitalized portion

Revenues for the three months ended June 30, 2019 decreased 14% compared to the three months ended March 31, 2019 and increased 11% compared to the three months ended June 30, 2018. While sales volumes decreased 8% quarter-over-quarter, 9% lower average realized prices compounded the revenue decline in a quarter-over-quarter comparison. The year-over-year increase in revenues was driven by growth in sales volumes. Natural gas liquids pricing during the quarter ended June 30, 2019 was impacted by generally weaker product pricing for ethane, propane and other components of the NGL stream in US markets.

The Company's 2019 second quarter net income totaled $54.5 million, or $0.22 per diluted share, compared to net income of $49.8 million, or $0.20 per diluted share, in the first quarter of 2019 and $49.6 million, or $0.20 per diluted share, in the second quarter of 2018.

Midstream Operations Update
Gas gathering and processing constraints have continued to limit activity and have ultimately impacted well productivity within the DJ Basin. DCP Midstream’s system-wide producer allocation remains in effect with an intent of stabilizing line pressures. Despite the allocation limitation, we encountered significant planned and unplanned downtime which further reduced system capacity throughout the 2nd quarter. This resulted in consistently high line pressures, restricting our ability to maintain consistent production levels.

As DCP Midstream's O'Connor II plant commissioning phase is finalized and throughput ramps up over the upcoming weeks, we expect some improvement in line pressure as the system balances out over the remainder of the year. DCP’s recent announcement of its agreement with Western Midstream Partners, including the Latham II plant, should help further relieve constraints by mid-2020.

Management Comment
Lynn A. Peterson, Chairman and CEO of SRC Energy Inc. commented, "While our operations were mostly in line with guidance as set out earlier, we continue to face significant ongoing operational challenges stemming from a lack of gas processing capacity and timing of associated expansions. The second quarter was hindered by several midstream interruptions which impacted our production volume and the composition of our production."

Mr. Peterson continued, "Our 2019 budget was built around anticipated midstream constraints and in the second quarter we began to reduce our activity level, in line with our 2019 budget. We released our completion crew in mid-May, which is reflected in lower capital expenditures for the quarter. In addition, we will release one of our drilling rigs in the third quarter. We expect to continue with one drilling rig throughout the balance of 2019 and into 2020. In an ongoing effort to reduce gas emissions and be a leader in the communities where we operate, we will test a new electric hydraulic stimulation fleet, designed by Halliburton, in the third quarter."

Mr. Peterson concluded, "Despite the operational issues, SRC generated positive free cash flow for the three and six months ended June 30, 2019, allowing us to reduce the amount outstanding under our revolving line of credit.”

Conference Call
The Company will host a conference call on Thursday, August 1, 2019 at 10:00 a.m. Eastern time (8:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, Vice President of Midstream and Marketing Jo Ann Stockton and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747

Webcast: https://78449.themediaframe.com/dataconf/productusers/srci/mediaframe/31583/indexl.html

Replay Information:
Conference ID #:  13692888
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  8/15/19

Upcoming Investor Conferences
Presentations provided in conjunction with these events will be available on SRC's website at www.srcenergy.com the morning of the respective presentation. Members of SRC senior management will participate in the following hosted investor events, please refer to the Company’s website for specific presentation dates:

Barclays CEO Energy-Power Conference - September 3-5, 2019 - New York, NY

About SRC Energy Inc.

SRC Energy Inc. is a Denver based oil and natural gas exploration and production company. SRC's core area of operations is in the Greater Wattenberg Field of the Denver-Julesburg Basin of Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements in the release relate to, among other things, future development activities, production and midstream matters. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks associated with the construction of new midstream facilities, the impact of those facilities and other risks associated with the availability of adequate midstream infrastructure; the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release. Please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for discussion of the potential effects on our business of SB19-181, which was passed by the Colorado General Assembly in April 2019.

Company Contact:
John Richardson (Investor Relations Manager)

SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measure
We define adjusted EBITDA, a non-GAAP financial measure, as net income adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA to net income, its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA:
Net income	$54,468	$49,624	$104,219	$115,420
Depreciation, depletion, and accretion	58,027	41,877	118,945	78,958
Stock-based compensation expense	3,142	3,146	6,825	5,942
Mark-to-market of commodity derivative contracts:
Total (gain) loss on commodity derivatives contracts	(8,285)	14,294	14,628	20,075
Cash settlements on commodity derivative contracts	3,089	(4,566)	7,715	(6,121)
Cash premiums paid for commodity derivative contracts	(658)	—	(977)	—
Interest income	(92)	(5)	(161)	(14)
Income tax expense	18,237	3,347	36,271	9,158
Adjusted EBITDA	$127,928	$107,717	$287,465	$223,418

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended June 30, 2019, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	June 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$27,839	$49,609
Other current assets	121,789	182,831
Total current assets	149,628	232,440

Oil and gas properties and other equipment	2,623,634	2,518,700
Other assets	11,824	3,574

Total assets	$2,785,086	$2,754,714

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	264,999	353,833

Revolving credit facility	165,000	195,000
Notes payable, net of issuance costs	539,977	539,360
Asset retirement obligations	38,609	40,052
Other liabilities	78,884	40,177
Total liabilities	1,087,469	1,168,422

Shareholders' equity:
Common stock and paid-in capital	1,499,456	1,492,350
Retained earnings	198,161	93,942
Total shareholders' equity	1,697,617	1,586,292

Total liabilities and shareholders' equity	$2,785,086	$2,754,714

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$104,219	$115,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and accretion	118,945	78,958
Provision for deferred taxes	36,271	9,158
Other, non-cash items	23,715	15,807
Changes in operating assets and liabilities	18,433	16,419
Net cash provided by operating activities	301,583	235,762

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	116	(16,402)
Capital expenditures for drilling and completion activities	(276,095)	(213,906)
Other capital expenditures	(28,566)	(25,404)
Proceeds from sales of oil and gas properties and other	12,802	766
Net cash used in investing activities	(291,743)	(254,946)

Cash flows from financing activities:
Equity financing activities	(1,126)	3,025
Debt financing activities	(30,484)	22,857
Net cash provided by (used in) financing activities	(31,610)	25,882

Net increase in cash and cash equivalents	(21,770)	6,698
Cash and cash equivalents at beginning of period	49,609	48,772
Cash and cash equivalents at end of period	$27,839	$55,470

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Oil, natural gas, and NGL revenues	$162,602	$147,087	$352,057	$294,320

Expenses:
Lease operating expenses	13,230	11,612	30,590	19,508
Transportation and gathering	4,664	1,880	8,718	3,735
Production taxes	13,185	15,058	20,271	28,501
Depreciation, depletion, and accretion	58,027	41,877	118,945	78,958
General and administrative	9,243	9,406	18,712	19,006
Total expenses	98,349	79,833	197,236	149,708

Operating income	64,253	67,254	154,821	144,612

Other income (expense):
Commodity derivatives gain (loss)	8,285	(14,294)	(14,628)	(20,075)
Interest expense, net of amounts capitalized	—	—	—	—
Interest income	92	5	161	14
Other income	75	6	136	27
Total other income (expense)	8,452	(14,283)	(14,331)	(20,034)

Income before income taxes	72,705	52,971	140,490	124,578

Income tax expense	18,237	3,347	36,271	9,158
Net income	$54,468	$49,624	$104,219	$115,420

Net income per common share:
Basic	$0.22	$0.20	$0.43	$0.48
Diluted	$0.22	$0.20	$0.43	$0.47

Weighted-average shares outstanding:
Basic	243,404,917	242,255,724	243,348,141	242,005,211
Diluted	244,130,245	244,464,776	243,709,915	243,954,673

Released 7/31/2019